Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Robert J. Conologue

Chief Financial Officer

rconologue@trans-lux.com

212-897-2228

TRANS-LUX CORPORATION REPORTS PROFITABLE THIRD QUARTER, INCREASED REVENUE AND STRONG EBITDA

New York, NY (November 13, 2015) – Trans-Lux Corporation (OTCQB: TNLX) (“Trans-Lux”), a leading supplier of Digital Displays and next generation LED lighting, reported financial results for the quarter ended September 30, 2015.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Third Quarter 2015

Trans-Lux Corporation today announced a profitable third quarter with net income of $173,000 ($0.10 per share) and EBITDA of $897,000.  This is a significant turnaround from the previous year’s quarterly net loss of $407,000 (loss of $0.25 per share) and EBITDA of $433,000.  The company reported revenues for the three months ended September 30, 2015 of $8.2 million, up from $6.1 million for the three months ended September 30, 2014.  This was achieved on the back of strong growth in the company’s digital display sales segment which recorded revenues of $7.3 million in 2015 compared to $4.9 million in 2014.

“Sales are up, gross profit is up, and general and administrative expenses are lower; overall we are very pleased with our performance.  Our success is attributed to the strength of our OEM program, which saw key installs in several major league and many amateur facilities.  The company also continued to establish itself as a key player in the LED Lighting space, where we scored key wins with global supply agreements that show great promise for growth in the future,” said J.M. Allain, President and CEO.

“Key factors are all navigating the right way, and with our Rights Offering closing in the next two weeks, we are seeing a significant return on the use of working capital.  The lack of cash during the past years severely hampered progress as it related to larger jobs.  Our access to working capital is transforming our business,” Mr. Allain added.

Nine Months Ended September 30, 2015

Trans-Lux reported revenues for the nine months ended September 30, 2015 of $18.6 million, up slightly from $18.5 million for the nine months ended September 30, 2014.  Net loss in 2015 was $1.1 million (loss of $0.65 per share), compared with a net loss of $3.1 million (loss of $2.43 per share) in 2014.  EBITDA improved to $1.0 million in 2015 from negative EBITDA of $512,000 in 2014.

For more information, email info@trans-lux.com or visit www.trans-lux.com.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit www.Trans-Lux.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

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TRANS-LUX CORPORATION

RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
(In thousands, except per share data)	2015	2014	2015	2014

Revenues	$ 8,162	$ 6,123	$ 18,560	$ 18,488

Net income (loss)	$ 173	$ (407)	$ (1,090)	$ (3,073)

Calculation of EBITDA (1):
Net income (loss)	$ 173	$ (407)	$ (1,090)	$ (3,073)
Interest expense, net	87	49	210	189
Income tax expense	-	8	8	24
Depreciation and amortization	637	783	1,874	2,348
Total EBITDA	897	433	1,002	(512)

Earnings (loss) per share - basic and diluted	$ 0.10	$ (0.25)	$ (0.65)	$ (2.43)
Average common shares outstanding - basic and diluted	1,673	1,642	1,673	1,264

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.